Exhibit 99.1
Aruba Networks Announces Fiscal Fourth Quarter and Full Year 2007 Financial Results
Fourth Quarter Revenues Increase 20% Quarter-Over-Quarter and 74% Year-Over-Year
SUNNYVALE, CA, Aug 28, 2007 (MARKET WIRE via COMTEX News Network) — Aruba Networks, Inc. (NASDAQ: ARUN), a global leader in user-centric networks and secure mobility solutions, today released financial results for the fiscal fourth quarter and full year ended July 31, 2007.
Revenues for the fiscal fourth quarter of 2007 were approximately $41.7 million, an increase of 74% from $23.9 million reported in the fourth quarter of last year and 20% sequentially from $34.7 million reported in the immediately preceding fiscal third quarter. GAAP net loss for the fiscal fourth quarter of 2007 was $3.3 million, or $0.04 per share, compared to a net loss of $1.4 million, or $0.11 per share in the fiscal fourth quarter of 2006 and represented a $6.0 million improvement from a net loss of $9.3 million or a net loss of $0.26 per share, in the immediately preceding quarter. Aruba’s fourth quarter of 2007 GAAP results included $4.8 million of non-cash stock-based expenses and in-process research and development expenses of $0.6 million.
Excluding the impact of stock-based and in-process research and development expenses in all periods, non-GAAP net income for the fiscal fourth quarter of 2007 was $2.0 million, or $0.02 per diluted share, compared to a non-GAAP net loss of $1.1 million, or $0.09 per share, in the fiscal fourth quarter of 2006 and represented a $1.0 million improvement from $1.0 million net income, or $0.01 per share from the immediately preceding quarter.
Revenues for the fiscal year ended July 31, 2007 were approximately $127.5 million, an increase of 76% from $72.5 million reported in the prior year. GAAP net loss for the full fiscal year 2007 was $24.4 million, or $0.70 per share, compared to a net loss of $12.0 million, or $1.07 per share in 2006. Non-GAAP net loss for the full fiscal year was $2.0 million, or $0.06 per share, compared to a net loss of $10.1 million, or $0.90 per share in 2006.
“We are pleased with our fourth quarter and fiscal year results. In our fourth quarter, revenues increased 20% sequentially and 74% year-over-year as our award winning WLAN products and unique user-centric architecture continue to resonate with customers,” commented Dominic Orr, president and chief executive officer of Aruba Networks. “Demand for true mobility is increasing at the same time that CIO’s struggle with maintaining the security of their network in a mobile world. Our ability to securely and seamlessly deliver enterprise networks to users wherever they work or roam is a clear competitive differentiator in a fast growing market. To capitalize on this demand, we continue to invest in our industry-leading wireless LANs and client to core security technology, strengthen our strategic partnerships, expand our sales force and create new distribution channels for our products.”
“The success of these efforts and the strength of our technology is reflected in our strong competitive win rate and continued new customer growth, as we now have won over 2,850 customers worldwide since we began shipping our family of products,” added Mr. Orr. “We believe our technology differentiation is greatest for mid sized to large roll-outs, which is the most attractive part of the market. For these types of deployments, our purpose built, user-centric architecture provides a host of benefits, including proven scalability, increased security and a much lower total cost of ownership.”
“Fiscal fourth quarter revenues and margins were strong, which led to a significant improvement in net income compared to the third quarter of fiscal 2007, even as we continued to make robust investments in R&D and sales and marketing,” said Steffan Tomlinson, chief financial officer of Aruba Networks.
Recent Highlights
Aruba’s focus on providing secure mobility solutions that integrate seamlessly over the existing network infrastructure enabled the Company to accomplish several key objectives over the past year. Some highlights from the most recent quarter include:
--	Industry achievement — The Company’s ArubaOS 3.1 software won the Best Wireless Broadband Security Innovation category at the Wireless Broadband Innovations Awards in London, one of the world’s largest broadband wireless shows, sponsored by BT, Connect Spot, FON, Intel, and Trustive, among others. SC Magazine awarded the Aruba 800 Mobility Controller a “Best Buy” rating for network wireless security. Chosen from among a wide field of contenders, the Mobility Controller was found to be easy to install, easy to administer, and the front-runner in terms of security capabilities.

--	Product integration — Aruba expanded its product line while continuing to ensure interoperability, allowing customers to better leverage the enterprise network without additional infrastructure investments. Aruba started shipping two new software products in July 2007, the Mobile Access Point software and Mobile Voice Continuity software, designed to afford mobile users the same phone and secure network access they enjoy at work when they are away from the office. The Company also began shipping the Enterprise Analyzer tool to troubleshoot Wi-Fi network problems and announced the acquisition of Network Chemistry’s line of award-winning RFprotect and BlueScanner wireless security products.

--	Ramping of strategic partnerships — Aruba announced a contractual joint venture with Alcatel-Lucent focused on developing next-generation wired and wireless solutions for the enterprise. Aruba also recently signed key distribution agreements with Catalyst Telecom and Avnet Technology Solutions, further expanding its market reach.

--	Compatibility testing — Aruba received accreditation for connecting the U.S. Army’s new I3MP converged voice, data, and video network to wireless devices in tactical and garrison foxhole-to-fortress applications. I3MP is an enterprise information infrastructure modernization program for Army installations worldwide, and includes upgrades to voice, data, long-haul gateway, and enterprise management systems. Aruba also completed interoperability testing of Apple’s iPhone with its wireless LANs and has issued the device a Compatible Partner rating. Finally, Aruba verified the interoperability of its user-centric networks with the three leading NAC solutions for devices managed by IT departments. Aruba simultaneously announced its new Endpoint Compliance System (ECS), a NAC solution that is especially well suited for unmanaged mobile devices, such as user-owned computers and PDAs, that are not as well served by the managed NAC solutions.

--	Customer wins — Over the past three months, Aruba announced several customer wins, including West Chester Public School District, the University of San Diego, U.S. Air Force, Air National Guard, and ICI PLC.
Conference Call Information
Aruba will host a conference call for analysts and investors to discuss its fiscal fourth quarter and full fiscal year 2007 results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at www.arubanetworks.com. Following the webcast, an archived version will be available on the website for twelve months. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter passcode 11094947. International parties can access the replay at 303-590-3000 and should enter passcode 11094947.
Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to Aruba’s business model, market positioning, momentum in the marketplace, expected future benefits of greater operating leverage and expectations regarding its strategic distribution agreement with distribution partners. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause Aruba’s results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to react to trends and challenges in our business and the markets in which we operate; the adoption rate of our products; our ability to establish and maintain successful relationships with our distribution partners; shortages or price fluctuations in our supply chain; our ability to compete in our industry; fluctuations in demand, sales cycles and prices for our products and services; and our ability to successfully market and transition customers to next generation products as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Aruba’s Registration Statement on Form S-1 dated March 26, 2007, which is on file with the SEC and is available on Aruba’s investor relations website at www.arubanetworks.com and on the SEC website at www.sec.gov. Additional information will also be set forth in Aruba’s report on Form 10-K for the year ended July 31, 2007, which will be filed with the SEC in October 2007. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP net income and non-

GAAP earnings per share (EPS). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Non-GAAP net income and EPS. Aruba defines non-GAAP net income as net income plus stock-based and in-process research and development expenses. Aruba defines non-GAAP EPS as non-GAAP net income divided by the weighted average diluted shares outstanding as of July 31, 2007. Aruba’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the company’s performance by excluding certain non-cash expenses, such as stock-based and in-process research and development expenses. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Aruba’s management believes that providing these non-GAAP financial measures allows investors to compare these results with those of other companies, as well as providing management with an important tool for financial and operational decision making and for evaluating the company’s operating results (excluding the impact of non-cash charges) over different periods of time.
There are a number of limitations related to the use of non-GAAP net income and EPS versus net income and EPS calculated in accordance with GAAP. First, these non-GAAP financial measures exclude some costs, namely, stock-based expenses, that are recurring. Stock-based expenses have been and will continue to be for the foreseeable future a significant recurring expense in Aruba’s business. Second, stock-based awards are an important part of Aruba’s employees’ compensation and impacts their performance. Third, the components of the costs that Aruba excludes in its calculation of non-GAAP net income may differ from the components that its peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.
A copy of this press release can be found on the investor relations page of Aruba Networks’ website at www.arubanetworks.com.
About Aruba Networks, Inc.
Aruba securely delivers the enterprise network to users, wherever they work or roam, with user-centric networks that significantly expand the reach of traditional port-centric networks. User-centric networks integrate adaptive WLANs, identity-based security, and application continuity services into a cohesive, high-performance system that can be easily deployed as an overlay on top of existing network infrastructure. Adaptive WLANs deliver high-performance, follow-me connectivity so users are always within reach of mission-critical information. Identity-based security associates access policies with users, not ports, to enable follow-me security that is enforced regardless of access method or location. Application continuity services enable follow-me applications that can be seamlessly accessed across WLAN and cellular networks. The cost, convenience, and security benefits of user-centric networks are fundamentally changing how and where we work. Listed on the NASDAQ and Russell 2000(R) Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit http://www.arubanetworks.com.
Aruba Networks is a registered trademark, and Aruba The Mobile Edge Company and Mobile Edge Architecture are trademarks of Aruba Networks, Inc. All other trademarks or registered trademarks are the property of their respective holders. Portions Copyright 2007 Aruba Networks, Inc. All rights reserved. Specifications are subject to change without notice.

Aruba Networks, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	July 31,	July 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$42,570	$9,263
Short-term investments	62,430	—
Accounts receivable, net	23,722	13,296
Inventory	8,991	6,093
Deferred costs	3,217	3,360
Prepaids and other	2,432	1,758

Total current assets	143,362	33,770
Property and equipment, net	3,709	1,971
Intangible assets, net	3,912	—
Deferred costs	722	1,960
Other assets	428	316

Total other assets	8,771	4,247

Total assets	$152,133	$38,017

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,201	$4,385
Accrued liabilities	15,317	8,062
Income taxes payable	281	216
Equipment loans payable	—	613
Deposit for Series D redeemable convertible preferred stock	—	19,329
Deferred revenue	16,067	11,637

Total current liabilities	33,866	44,242
Deferred revenue	5,780	6,803
Other long-term liabilities	—	1,963

Total liabilities	39,646	53,008

Redeemable convertible preferred stock: $0.0001 par value; 0 and 46,445 shares authorized at July 31, 2007 and 2006; 0 and 45,108 shares issued and outstanding at July 31, 2007 and 2006; liquidation preference: $0 and $58,213 at July 31, 2007 and 2006	—	58,009

Stockholders’ equity (deficit)
Preferred Stock: $0.0001 par value; 10,000 and 0 shares authorized at July 31, 2007 and 2006; no shares issued and outstanding at July 31, 2007 and 2006	—	—
Common Stock: $0.0001 par value; 350,000 and 95,440 shares authorized at July 31, 2007 and 2006; 76,927 and 15,257 shares issued and outstanding at July 31, 2007 and 2006	8	2
Additional paid-in capital	213,545	6,075
Deferred stock-based compensation	—	(2,364)
Accumulated other comprehensive income	29	—
Accumulated deficit	(101,095)	(76,713)

Total stockholders’ equity (deficit)	112,487	(73,000)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$152,133	$38,017

Aruba Networks, Inc.
Consolidated Statements of Operations
(On a GAAP basis)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Years ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues:
Product	$36,394	$16,819	$107,939	$43,171
Professional services and support	4,254	1,576	12,847	2,985
Ratable product and related professional services and support	1,038	5,503	6,713	26,347

Total revenues	41,686	23,898	127,499	72,503
Cost of revenues:
Product	11,251	6,476	36,035	16,904
Professional services and support	1,420	825	4,863	2,409
Ratable product and related professional services and support	382	1,904	2,470	10,572

Total cost of revenues	13,053	9,205	43,368	29,885

Gross profit	28,633	14,693	84,131	42,618

Operating expenses:
Research and development	7,902	3,753	25,654	14,130
Sales and marketing	20,921	10,180	60,115	33,765
General and administrative	3,703	1,934	14,600	5,963
In-process research and development	632	—	632	—

Total operating expenses	33,158	15,867	101,001	53,858

Operating loss	(4,525)	(1,174)	(16,870)	(11,240)
Other income (expense), net
Interest income	1,344	99	2,221	551
Interest expense	(3)	(61)	(88)	(315)
Other expense, net	(85)	(91)	(9,270)	(765)

Total other income (expense), net	1,256	(53)	(7,137)	(529)
Loss before income tax provision and cumulative effect of change in accounting principle	(3,269)	(1,227)	(24,007)	(11,769)
Income tax provision	81	218	375	306

Loss before cumulative effect of change in accounting principle	(3,350)	(1,445)	(24,382)	(12,075)
Cumulative effect of change in accounting principle	—	—	—	66

Net loss	$(3,350)	$(1,445)	$(24,382)	$(12,009)

Shares used in computing net loss per common share, basic	75,612	12,726	34,808	11,211
Net loss per common share, basic	$(0.04)	$(0.11)	$(0.70)	$(1.07)
Shares used in computing net loss per common share, diluted	75,612	12,726	34,808	11,211
Net loss per common share, diluted	$(0.04)	$(0.11)	$(0.70)	$(1.07)

Aruba Networks, Inc.
Consolidated Statements of Operations
(GAAP to Non-GAAP Reconciliation)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Years ended
	July 31,		July 31,
	2007	2006	2007	2006
GAAP net loss	$(3,350)	$(1,445)	$(24,382)	$(12,009)
Plus:
a) Stock-based expenses	4,754	279	12,717	1,255
b) Revaluation of warrants to fair value	—	61	8,992	667
c) In-process research and development	632	—	632	—

Non-GAAP net income (loss)	$2,036	$(1,105)	$(2,041)	$(10,087)

GAAP net loss per common share	$(0.04)	$(0.11)	$(0.70)	$(1.07)
Plus:
a) Stock-based expenses	0.05	0.02	0.36	0.11
b) Revaluation of warrants to fair value	—	—	0.26	0.06
c) In-process research and development	0.01	—	0.02	—

Non-GAAP net income (loss) per common share	$0.02	$(0.09)	$(0.06)	$(0.90)

Shares used in computing diluted GAAP net loss per common share	75,612	12,726	34,808	11,211
Shares used in computing diluted Non-GAAP net income (loss) per common share	93,496	12,726	34,808	11,211

Aruba Networks, Inc.
Consolidated Statements of Operations
As a Percentage of Total Revenues
(On a GAAP Basis)
(Unaudited)

	Three months ended		Years ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues:
Product	87.3%	70.4%	84.6%	59.6%
Professional services and support	10.2%	6.6%	10.1%	4.1%
Ratable product and related professional services and support	2.5%	23.0%	5.3%	36.3%

Total revenues	100.0%	100.0%	100.0%	100.0%
Cost of revenues:
Product	27.0%	27.1%	28.3%	23.3%
Professional services and support	3.4%	3.4%	3.8%	3.3%
Ratable product and related professional services and support	0.9%	8.0%	1.9%	14.6%

Total cost of revenues	31.3%	38.5%	34.0%	41.2%

Gross profit	68.7%	61.5%	66.0%	58.8%

Operating expenses:
Research and development	18.9%	15.7%	20.1%	19.5%
Sales and marketing	50.2%	42.6%	47.1%	46.6%
General and administrative	8.9%	8.1%	11.5%	8.2%
In-process research and development	1.5%	—	0.5%	—

Total operating expenses	79.5%	66.4%	79.2%	74.3%

Operating loss	(10.8%)	(4.9%)	(13.2%)	(15.5%)
Other income (expense), net
Interest income	3.2%	0.4%	1.7%	0.8%
Interest expense	—	(0.2%)	(0.1%)	(0.4%)
Other expense, net	(0.2%)	(0.4%)	(7.2%)	(1.1%)

Total other income (expense), net	3.0%	(0.2%)	(5.6%)	(0.7%)
Loss before income tax provision and cumulative effect of change in accounting principle	(7.8%)	(5.1%)	(18.8%)	(16.2%)
Income tax provision	0.2%	0.9%	0.3%	0.4%

Loss before cumulative effect of change in accounting principle	(8.0%)	(6.0%)	(19.1%)	(16.6%)
Cumulative effect of change in accounting principle	—	—	—	0.1%

Net loss	(8.0%)	(6.0%)	(19.1%)	(16.5%)

Aruba Networks, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Years ended
	July 31,
	2007	2006
Cash flows from operating activities
Net loss	$(24,382)	$(12,009)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,008	1,549
Provision for doubtful accounts	483	435
Write downs for excess and obsolete inventory	1,110	939
Compensation related to stock options and share awards	11,302	1,255
Net realized gains on short-term investments	—	(1)
Stock issued to charitable foundation	1,415	—
Non-cash interest (income) expense	(344)	167
Change in carrying value of preferred stock warrant liability	8,992	601
Loss on disposal of fixed assets	5	6
In-process research and development	632	—
Changes in operating assets and liabilities:
Accounts receivable	(10,834)	(4,918)
Inventory	(3,955)	(3,110)
Prepaids and other	(774)	(650)
Deferred costs	1,381	4,479
Other assets	(112)	(216)
Accounts payable	(2,184)	147
Deferred revenue	3,322	(3,921)
Other current and noncurrent accrued liabilities	7,522	1,528
Income taxes payable	65	200

Net cash used in operating activities	(4,348)	(13,519)

Cash flows from investing activities
Purchases of short-term investments	(67,757)	—
Proceeds from sales and maturities of short-term investments	5,744	900
Purchases of property and equipment	(3,737)	(2,092)
Cash paid in purchase acquisition	(4,600)	—

Net cash used in investing activities	(70,350)	(1,192)

Cash flows from financing activities
Repayments on equipment loan obligations	(654)	(1,358)
Deposit for Series D redeemable convertible preferred stock, net	—	19,232
Cash received under stock issuance agreement	2,130	1,354
Proceeds from issuance of redeemable convertible preferred stock, net	10,597	—
Proceeds from initial public offering, net	91,809	—
Proceeds from issuance of common stock	4,038	450

Net cash provided by financing activities	107,920	19,678

Effect of exchange rate changes on cash and cash equivalents	85	3

Net increase in cash and cash equivalents	33,307	4,970
Cash and cash equivalents, beginning of period	9,263	4,293

Cash and cash equivalents, end of period	$42,570	$9,263

Supplemental disclosure of cash flow information
Income taxes paid	$294	$161
Interest paid	37	136
Supplemental disclosure of non-cash investing and financing activities
Reclassification of warrant liability to equity upon initial public offering	9,933	—
Reclassification of non-current liability to equity upon initial public offering	3,500	—
Reclassification of preferred stock warrants to liability	—	340

IR Contacts
Aruba Networks, Inc.
Steffan Tomlinson
Chief Financial Officer
+1-408-754-3058
ir@arubanetworks.com
The Blueshirt Group
Investor Relations
Chris Danne, Jill Isenstadt
+1-415-217-7722
ir@arubanetworks.com
SOURCE: Aruba Networks, Inc.
mailto:ir@arubanetworks.com
mailto:ir@arubanetworks.com